NSAR Exhibit 77C: Matters submitted to a vote of Security Holders.


A Special Meeting of the Shareholders of Connecticut Daily Tax Free Income Fund, Inc. (the "Fund"), was held at the offices of the Fund, 600 Fifth Avenue, New York, New York on November 9, 2009 at 10:00 A.M., Eastern time to approve the Agreement and Plan of Liquidation of the Fund.

The results of the voting were as follows:



CONNECTICUT DAILY TAX FREE INCOME FUND, INC.
SPECIAL MEETING OF SHAREHOLDERS, November 9, 2009
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

                                   Shares                 % of                       % of
                                   Voted            Outstanding Shares           Shares Voted
 -------------------               ------           ------------------           ------------

   For                         34,059,516.260              53.047%                   100.00%
   Against                              0.000                0.00%                      0.00%
   Abstain                              0.000                0.00%                      0.00%
